Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D and any amendments to it with respect to the common stock, par value $.00001 per share, of Eldorado Resorts, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to that joint filing.

Dated: September 29, 2014

/s/ Jeffrey P. Jacobs
Jeffrey P. Jacobs

The Jeffrey P. Jacobs Revocable Trust, dated July 10, 2000

By:	/s/ Jeffrey P. Jacobs
Jeffrey P. Jacobs, Trustee

Jacobs Entertainment, Inc.

By:	/s/ Jeffrey P. Jacobs
Jeffrey P. Jacobs, Chairman and CEO

Gameco Holdings, Inc.

By:	/s/ Jeffrey P. Jacobs
Jeffrey P. Jacobs, Chairman and CEO